Exhibit 99.1

Collectors Universe Declares Quarterly Cash Dividend of $0.175 per Common Share

NEWPORT BEACH, CA — October 24, 2018 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced that, pursuant to its previously adopted dividend policy, the Board of Directors has declared the Company's quarterly cash dividend of $0.175 per share of common stock for the second quarter of fiscal 2019.  The cash dividend will be paid on November 30, 2018 to stockholders of record on November 16, 2018.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Contact:

Joseph Orlando

Chief Executive Officer,

Collectors Universe

949-567-1170

Email: jorlando@collectors.com

Joseph Wallace

Chief Financial Officer

Collectors Universe

949-567-1245

Email: jwallace@collectors.com